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To Our Shareholders:

Last year we celebrated the 10th anniversary of our Fast ForWord® software, which has been used by over 1 million students, both in the United States and around the world. Based on more than 30 years of neuroscience and cognitive research, our innovative Fast ForWord products are designed to quickly accelerate brain processing efficiency. Our primary focus is the U.S. K-12 market primarily for struggling readers, English language learners, and students with special needs.

Three strategic goals guide our policies and actions. We are working to:

•	Make our Fast ForWord software become an accepted reading intervention in the mainstream K–12 market, while positioning our products for growth in the global markets.

•	Establish our science and research as a market differentiator.

•	Increase our sales capacity and improve our sales productivity.

Milestones in Science and Research

A brain-imaging study, led by researchers at Children’s Hospital Boston and Dartmouth College, in collaboration with MIT, replicated the ground-breaking study done at Stanford University in 2003. Both studies report that brain-imaging scans of dyslexic children who used Fast ForWord Language in eight weeks of daily sessions showed normalization of activity in critical areas of the brain used for reading. After using the software, these children also scored significantly higher on several national assessments of reading and oral language skills.

A four-year longitudinal study conducted by the Dallas Independent School District found that students who used Fast ForWord software made notable improvements in their reading skills relative to their peers. Struggling students, who were 200 points below the desired proficiency level on the state assessment test, reduced the achievement gap by 25%, a huge achievement, after using Fast ForWord products.

Fast ForWord software received the highest possible rating from the What Works Clearinghouse in a review focused on phoneme awareness and phonics for K-3 students. This was the second time that Fast ForWord software was positively reviewed by the WWC, a research unit established by the U.S. Department of Education.

Highlights of 2007: New Products, New Markets

Our acquisition of Soliloquy brought us the Reading Assistant, software that improves reading fluency using speech-recognition technology to give each student immediate feedback and correction during read-aloud practice. Reading experts agree that individual guided oral reading is essential for building fluency, and this product offers each student the personal attention that a teacher facing a roomful of students cannot provide. We expect Reading Assistant to greatly broaden our products’ appeal to mainstream educators.

After years of research on efficacy, we released shorter daily protocols (30 and 40 minutes). Educational decision-makers value the greater scheduling flexibility, and in the last half of the year more than 70,000 students used the shorter protocols.

We launched our Reading Progress Indicator, an electronic reading assessment tool. Initial sales of our Reading Progress Indicator product were almost twice as high as projected. In addition, we believe that the assessment data will be persuasive to educators and will accelerate adoptions of Fast ForWord software and shorten the sales cycle.

We increased the size of our direct sales staff, added a new team to focus on renewals, and laid the groundwork to expand our inside sales efforts. At year-end we had 49 account managers (compared to 42 at the start of the year). However, higher-than-expected turnover among our first- and second-year account managers prevented us from meeting our sales capacity and productivity targets.

We continued to increase the size of our international value-added reseller network. Fast ForWord products are now sold in 43 countries outside the US and Canada. The Asia Pacific region remains our fastest-growing international market.

Financial Results

Despite these accomplishments, our financial results for the year were below our expectations. Booked sales increased 16%, to $49.8 million, and revenue increased 12%, to $46.1 million. The gap between the two represents the sales of services and multiple-year support packages that will be recognized in 2008 and beyond. At year-end, we had $23.0 million in deferred revenue, compared to $19.1 million at year-end 2006.

Gross margins improved from 77% to 78% during the year, on better service and support margins. Operating expenses for the year increased 16%, in line with booked sales, to $37.0 million, including $688,000 of expenses associated with our secondary public offering in August. As a result, we had an operating loss for the year of $1.2 million, compared to a loss of $382,000 in 2006.

Net income was $1.2 million and $.06 per share including interest income, royalties from Posit Science, and a deferred tax adjustment of $1.2 million. This compares to $208,000 and $.01 per share in 2006.

Cash flow from operating activities was very strong at $6.1 million, and we ended the year with $21.2 million in cash and no debt. This cash balance was reduced by $9.7 million shortly after the year end when we closed on the Reading Assistant purchase.

Outlook

Our recent achievements provide a solid footing for meeting our long-term goals of 20% annual growth and improved profitability.

Our major focus for 2008 is to enhance the productivity of our direct sales force by broadening our offerings, refining our message to appeal to mainstream educators, streamlining the sales management structure, and helping our newer account managers close more prospective customers, faster.

We are also working on an ambitious set of products and features designed to position us more broadly in the market and to help our current customers make the most out of their investments in Fast ForWord and the Reading Assistant.

•	We are developing a new electronic placement function to prescribe the most efficient path to reading proficiency on state achievement tests.

•	We are adding more content, new features, and an integrated platform to Reading Assistant, which will enable teachers and administrators to view and analyze student data in Progress Tracker.

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New versions of Fast ForWord Language and Language to Reading, our first two products, are due in the second quarter. Improvements to these products incorporate use and progress data from thousands of students obtained through Progress Tracker.

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A new portal version of Fast ForWord software—a step toward a fully web-enabled product—is in progress. This version will be very appealing to the K-12 market as well as opening new opportunities in online delivery, international sales, and the home market.

I want to thank our exceptional employees, management team, board of directors, and educational and science advisors. I would also like to welcome four people who have recently joined us:

Andy Myers assumed the duties of President and Chief Operating Officer in January 2008. In his first 90 days he has inspired us with his powerful leadership and vision.

Jessica Lindl was appointed Vice President, Marketing in March 2007. She has simplified our message and is focused on bringing our unique products to students and educators around the world.

Dr. Michael A. Moses, former Texas State Commissioner of Education, was named Vice Chairman of the Board of Directors in July 2007.

Lance R. Odden also joined the Board in July 2007, after serving as an advisor to the board since 2003. He is the former headmaster of the Taft School.

Together, we will continue to partner with dedicated educators in our mission of helping students achieve success.

Robert C. Bowen
Chairman and Chief Executive Officer
March 31, 2008